Exhibit 99.1

Viking Therapeutics Reports Fourth Quarter and Year-End 2018 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Additional VK2809 Phase 2 Data to be Presented at EASL 2019; Results Demonstrate Promising Efficacy at Doses as Low as 5 mg Daily

•	Initiation of Phase 2b Study of VK2809 in Biopsy-Confirmed NASH Planned for 2H19

•	Year-End Cash of Approximately $302 Million Provides Runway Through at Least 2021

SAN DIEGO, March 13, 2019 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the fourth quarter and year ended December 31, 2018, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter, and Subsequent to December 31, 2018:

”The past year has been a transformative period for Viking, and we are excited to continue this momentum in 2019,” stated Brian Lian, Ph.D., chief executive officer of Viking Therapeutics.  “We were particularly pleased in 2018 to have presented positive Phase 2 data from our novel thyroid receptor beta agonist VK2809 in non-alcoholic fatty liver disease at the AASLD conference, and honored that these results were featured in the Best of AASLD conference highlights.  We plan to present additional, new results from this study at the upcoming EASL conference in April, and remain on-track to file an IND to initiate a study in biopsy-confirmed NASH later this year.  In addition, pre-IND work for our second thyroid receptor agonist VK0214 continues to progress, and we plan to file an IND to initiate clinical development by the end of the year.  Thanks to successful fundraising efforts in 2018, we ended the year with more than $300 million on our balance sheet, and are now capitalized to reach major inflection points for multiple programs.  Entering 2019, we are focused on executing our operating plans and enthusiastic about the future development of our pipeline.”

Pipeline and Corporate Highlights

•

Phase 2 study of VK2809 in patients with NAFLD and elevated LDL-C highlighted at 2018 AASLD. VK2809 is a novel, orally available small molecule thyroid receptor antagonist that possesses selectivity for liver tissue, as well as the beta receptor subtype, suggesting promise in certain metabolic and liver diseases, including non-alcoholic steatohepatitis (NASH).  In November 2018, the company’s positive top-line results from a 12-week Phase 2 study of VK2809 were presented at the annual meeting of the American Association for the Study of Liver Diseases (AASLD) as part of the Late-Breaking Abstract Oral Session.  The trial findings were also named to the Best of AASLD, which highlighted the contributions of particular importance at the annual meeting.  The company is currently preparing to initiate a Phase 2b study of VK2809 in biopsy-confirmed NASH, which is anticipated to begin in the second half of 2019.

•

Additional VK2809 Phase 2 data to be presented at the Late-Breaker poster session of the upcoming 2019 EASL conference.  The company recently received additional data from the low-dose 5 mg cohort in the Phase 2 trial of VK2809 trial in NAFLD and hypercholesterolemia.  The results demonstrated that patients receiving VK2809 experienced statistically significant reductions in liver fat content relative to placebo, as well as statistically significant improvements in response rates, defined by the proportion of patients experiencing at least a 30% or 50% relative reduction in liver fat, compared with placebo.  Consistent with prior data from the 10 mg cohorts, VK2809 was well tolerated when dosed at 5 mg daily, and no serious adverse events were reported among patients receiving either VK2809 or placebo.  These results will be presented at the Late-Breaker poster session at the upcoming annual meeting of the European Association for the Study of Liver (EASL), April 11-14, 2019 in Vienna, Austria.

▪

IND-enabling work for VK0214 in X-linked adrenoleukodystrophy (X-ALD) progressing, IND filing planned in 2019.  VK0214 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for the beta receptor subtype.  The company is continuing to progress VK0214 through IND-enabling work, with a current goal of filing an IND in 2019 to allow initiation of a proof-of-concept study in X-ALD.

▪

Phase 2 study results of VK5211 in patients recovering from hip fracture highlighted at ASBMR 2018 Annual Meeting.  VK5211 is an orally available, non-steroidal selective androgen receptor modulator (SARM) designed to selectively stimulate muscle and bone formation with reduced activity in peripheral tissues such as skin and prostate.  In the fourth quarter, Viking announced positive new findings from the company’s Phase 2 trial of VK5211 in patients recovering from hip fracture during the plenary session of the Annual Meeting of the American Society for Bone and Mineral Research (ASBMR).  In addition, the abstract received the 2018 Most Outstanding Clinical Abstract Award from the conference organizers.  Among the notable results from this study was the observation that patients receiving VK5211 gained weight, added muscle, and lost fat content compared with patients receiving placebo.  The company is continuing to explore partnering and licensing opportunities that will allow us to optimize the value of VK5211.

▪

Balance sheet sufficient to support operations through at least 2021.  In 2018, Viking raised approximately $315 million in gross proceeds through the issuance of common stock, and completed 2018 with approximately $302 million in cash, cash equivalents, and short-term investments. The company currently expects these resources to be sufficient to support operations through at least the 2021 timeframe.

▪	Upcoming investor events. Viking management will participate in the following March investor events:

31st Annual ROTH Conference

Updated Time/Date: 12:00 p.m. PT on Monday, March 18, 2019 (webcast available)

Location: Ritz-Carlton Laguna Niguel, Dana Point, CA

Room: Pink – Salon 5

Oppenheimer’s 29th Annual Healthcare Conference

Time/Date: 11:30 a.m. ET on Wednesday, March 20, 2019

Location: Westin New York Grand Central Hotel, New York

Room: Consulate Room

Q4 and Full-Year 2018 Financial Highlights

Fourth Quarter Ended December 31, 2018 and 2017

Research and development expenses for the three months ended December 31, 2018 were $5.1 million compared to $3.0 million for the same period in 2017.  The increase was primarily due to increased pre-clinical study efforts, manufacturing expenses related to our drug candidates, use of third party consultants and stock-based compensation, partially offset by a decrease in clinical study expenses.

General and administrative expenses for the three months ended December 31, 2018 were $1.9 million compared to $1.4 million for the same period in 2017.  The increase was primarily due to increased expenses related to stock-based compensation, salaries and benefits, and legal and patent expenses.

For the three months ended December 31, 2018, Viking reported a net loss of $5.2 million, or $0.07 per share, compared to a net loss of $4.1 million, or $0.14 per share, in the corresponding period in 2017.  The increase in net loss for the three months ended December 31, 2018 was primarily due to the increase in research and development expenses noted previously, partially offset by an increase in other income related to the increase in interest income. The decrease in net loss per share for the three months ended December 31, 2018 is primarily driven by the additional shares outstanding at December 31, 2018 versus those outstanding at December 31, 2017, given the additional shares issued by the Company during 2018, primarily through public equity offerings.

Twelve Months Ended December 31, 2018 and 2017

Research and development expenses for the twelve months ended December 31, 2018 were $19.0 million compared to $13.7 million for the same period in 2017.  The increase was primarily due to increased expenses related to pre-clinical study efforts, use of third party consultants, stock-based compensation, and manufacturing related to our drug candidates, partially offset by a decrease in clinical study expenses.

General and administrative expenses for the twelve months ended December 31, 2018 were $7.1 million compared to $5.3 million for the same period in 2017.  The increase was primarily due to increased expenses related to stock-based compensation, salaries and benefits, professional services, use of third party consultants, insurance, legal and patent expenses, and franchise taxes.

For the twelve months ended December 31, 2018, Viking reported a net loss of $22.1 million, or $0.38 per share, compared to a net loss of $20.6 million, or $0.79 per share, in the corresponding period in 2017.  The increase in net loss for the twelve months ended December 31, 2018 was primarily due to the increase in research and development expenses and general and administrative expenses noted previously offset by an increase in other income related to the decrease in the fair value of the debt conversion feature liability, as well as an increase in interest income.  The decrease in net loss per share for the twelve months ended December 31, 2018 is primarily driven by the additional shares outstanding at December 31, 2018 versus those outstanding at December 31, 2017, given the additional shares issued by the Company during 2018, primarily through public equity offerings.

Balance Sheet as of December 31, 2018

At December 31, 2018, Viking held cash, cash equivalents and short-term investments totaling $301.5 million.   As of February 28, 2019, Viking had 71,986,022 shares of common stock outstanding.

Conference Call

Management will host a conference call to discuss the company’s fourth quarter and year-end 2018 financial results today at 4:30 pm Eastern.  To participate on the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until March 20, 2019 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 10128574.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Viking’s website at www.vikingtherapeutics.com.  An archive of the webcast will be available for 30 days on the company's website at www.vikingtherapeutics.com.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, orally available, first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders.  Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, including non-alcoholic steatohepatitis (NASH).  In a Phase 2 trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo.  The company is also developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of X-linked adrenoleukodystrophy (X-ALD).

Viking's other programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator.  In a Phase 2 trial in patients recovering from hip fracture, patients who received VK5211 experienced significant improvements in measures of lean body mass compared with patients who received placebo.  Other programs also include VK0612, a first-in-class, orally available drug candidate in Phase 2 development for the treatment of type 2 diabetes as well as two earlier-stage programs targeting metabolic diseases and anemia.  The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, as well as the company's goals and plans regarding VK2809, VK5211 and VK0214 and their respective prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2809, VK5211, and VK0214; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking’s most recent periodic reports filed with the Securities and Exchange Commission, including Viking’s Annual Report on Form 10-K for the year ended December 31, 2017, and our next Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements except as required by law.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	5,089	3,033	19,040	13,741
General and administrative	1,948	1,394	7,121	5,329
Total operating expenses	7,037	4,427	26,161	19,070
Loss from operations	(7,037)	(4,427)	(26,161)	(19,070)
Other income (expense):
Change in fair value of debt conversion feature liability	—	633	1,398	345
Amortization of debt discount	—	(258)	(404)	(1,283)
Amortization of financing costs	(30)	(34)	(120)	(571)
Interest income, net	1,839	2	3,236	1
Realized loss on investments	(12)	—	(12)	—
Total other income (expense)	1,797	343	4,098	(1,508)
Net loss	(5,240)	(4,084)	(22,063)	(20,578)
Other comprehensive loss, net of tax:
Unrealized loss on securities	(306)	(16)	(403)	(13)
Comprehensive loss	$(5,546)	$(4,100)	$(22,466)	$(20,591)
Basic and diluted net loss per share	$(0.07)	$(0.14)	$(0.38)	$(0.79)
Weighted-average shares used to compute basic and diluted net loss per share	71,340	29,872	57,580	25,978

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2018 (unaudited)	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$24,779	$8,988
Short-term investments – available for sale	276,741	11,587
Prepaid clinical trial and preclinical study costs	335	887
Prepaid expenses and other current assets	278	389
Total current assets	302,133	21,851
Deferred public offering and other financing costs	150	270
Deposits	29	—
Total assets	$302,312	$22,121
Liabilities, convertible notes and stockholders’ equity
Current liabilities:
Accounts payable	$959	$1,529
Other accrued liabilities	3,591	2,257
Accrued interest	—	22
Convertible notes payable, current portion (net of discount of $0 and $404 at December 31, 2018 and 2017, respectively)	—	3,451
Debt conversion feature liability	—	1,398
Total current liabilities	4,550	8,657
Deferred rent	12	—
Total long-term liabilities	12	—
Total liabilities	4,562	8,657
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at December 31, 2018 and 2017; no shares issued and outstanding at December 31, 2018 and 2017	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at December 31, 2018 and 2017; 71,742,043 shares issued and outstanding at December 31, 2018 and 35,817,104 shares issued and outstanding at December 31, 2017	1	—
Additional paid-in capital	401,090	94,339
Accumulated deficit	(102,918)	(80,855)
Accumulated other comprehensive loss	(423)	(20)
Total stockholders’ equity	297,750	13,464
Total liabilities and stockholders’ equity	$302,312	$22,121

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com